Exhibit 99.1

SenesTech Announces Year End 2020 Financial and Operational Results

PHOENIX, Ariz., March 25, 2020 -- SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary, next generation technologies for managing animal pest populations through fertility control, today announced financial and operational results for the fourth quarter and fiscal year 2020, which ended on December 31, 2020.

Ken Siegel, CEO of SenesTech, commented, “We made significant progress in 2020 in building awareness and adoption of ContraPest, as evidenced by a 97% year-over-year increase in revenue. Although the revenue increase is from a relatively small base, we are making measurable progress despite the continuing pandemic. Importantly, we recently concluded pivotal ContraPest monitored deployments in agricultural and urban settings within integrated pest management programs initially including conventional rodenticides. The deployments had extremely positive results in reducing rat infestations and their enormous economic impact. In addition to these pivotal deployments, the state of California has enacted legislation that went into effect January 1, 2021 that prohibits the use of the four major Second Generation Anticoagulant Rodenticides (SGARs) broadly used in traditional rodent pest control practices. As impacts from the pandemic begin to subside and we are able to more aggressively interact with potential agricultural and municipal customers, we believe we are well positioned to address these very large market opportunities.”

“Operationally, we have taken significant steps to better position SenesTech for the future. We have driven efficiencies in our operating structure which significantly reduces our breakeven point, including completing the move from Flagstaff to Phoenix. We are utilizing cash more effectively at approximately $1.6 million for the fourth quarter of 2020, and we completed a $10 million private placement in February 2021. I believe we are in the best position we have ever been to successfully address the enormous potential of ContraPest.”

Fourth Quarter and Fiscal 2020 Highlights

●	Revenue during 2020 was approximately $282,000 compared to approximately $143,000 in 2019, an increase of 97%.

●	Completed model agricultural deployments of ContraPest® with demonstrated, sustained success in reducing rat populations and improving operating economics in poultry settings. Results from both an egg production farm and a pullet house showed a 50% reduction in rats within six months of deployment and continued success as treatment progressed. The egg farm had a confirmed 90% decline in rat activity within 12 months of adding ContraPest. The pullet farm reported an 88% improvement in pullet survival after reducing their rat population with ContraPest. The projected incremental economic benefit of adding ContraPest to the pullet farm’s pest management plan resulted in over $600,000 in increased revenue and decreased costs.

●	Completed a long term monitored deployment of ContraPest® in a large, east coast urban setting within integrated pest management with conventional rodenticides, with demonstrated, sustained success in reducing rat populations. Data collected at month 12 from cameras showed that Site A had a 94% reduction in rat activity and a 98% decline in juvenile rat sightings since the start of monitoring. Site B had a 99% reduction in rat activity and 100% decline in juvenile rat sightings during the same period. These results showed that the ContraPest pilot was efficacious at lowering the rat populations and limiting the number of juveniles born, thus enhancing the results of the city’s rodent control program.

●	California’s AB1788 was signed by California’s Governor and became law January 1, 2021. The California Ecosystems Protection Act of 2020 will prohibit the use of the four major Second Generation Anticoagulant Rodenticides (SGARs) commonly used in rodent pest control under many circumstances, which opens up a potential $100 million annual market opportunity to alternative solutions, which includes ContraPest.

●	Completion of the move of all operations from Flagstaff to Phoenix, and the resumption of normal commercial production.

●	On a GAAP basis, net loss for 2020 was $(8.4) million, compared with a net loss of $(10.0) million for 2019.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for 2020 was $(6.9) million versus $(8.2) million in 2019.

●	In February 2021, the Company closed a private placement priced at-the-market under Nasdaq rules and resulted in net proceeds of approximately $9.2 million after the deduction of placement agent fees and expenses and estimated offering expenses payable by the Company.

●	In March 2021, the Company closed a shelf offering priced at-the-market under Nasdaq rules and resulted in net proceeds of $3.5 million after the deduction of placement agent fees and expenses and estimated offering expenses payable by the Company. We also had warrants exercised for an additional $1.2 million in cash.

●	Cash at the end of 2020, together with the proceeds of the private placement, the shelf, and the warrant exercises, was approximately $17.5 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, March 25, 2021 at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10153336. A webcast replay will be available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech is changing the model for pest management by targeting one of the root causes of the problem: reproduction.

ContraPest® is an innovative technology with an approach that targets the reproductive capabilities of both sexes in rat populations, inducing egg loss in female rats and impairing sperm development in males. Using a proprietary bait delivery method, ContraPest® is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rat communities. ContraPest® is designed, formulated and dispensed to be low hazard for handlers and non-target species such as wildlife, livestock and pets, where the active ingredients break down rapidly.

We believe ContraPest® will establish a new paradigm in rodent control, resulting in a decreased reliance on lethal options. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. "Forward-looking statements" may be preceded by words such as "may," "future," "plan" or "planned," "will," "should," "expected," "anticipates," “continue,” "eventually," “believes,” or "projected." Forward-looking statements include statements concerning continued or additional deployments or success of deployments and success of our products; our breakeven point and obtainment of efficiencies; ; the potential market for ContraPest; the potential impact and effects of the COVID-19 pandemic on the Company’s business, results of operations and financial performance; any measures the Company has and may take in response to COVID-19 and any expectations the Company may have with respect thereto; the Company’s strategy and target marketing and markets; continuing the Company’s vision; expected benefits of the Company’s initiatives and continuation of those initiatives; the continuation or expansion of the use of ContraPest; demand for ContraPest; the Company’s expectation regarding costs, expenses and cash and continuing its cost improvement plan; future financial results; and the Company’s execution of its strategic business plan.

Investors should not unduly rely on forward-looking statements. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those made in the forward-looking statements, including as a result of various factors and other risks, such as market acceptance and demand for the Company’s products, customers completing order commitments, the Company’s ability to reduce costs and execute on its plans and continuing to believe it is following the best strategy, the Company having sufficient financing, and other factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports filed on Form 10-Q. All forward-looking statements speak only as of the date on which they were made based on management’s assumptions as of such date. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31,	December 31,
	2020	2019
ASSETS

Current assets:
Cash	$3,643	$1,936
Accounts receivable trade, net	25	26
Accounts receivable-other	-	123
Prepaid expenses	178	257
Inventory	945	1,180
Deposits	28	20
Total current assets	4,819	3,542

Right to use asset-operating leases	665	699
Property and equipment, net	538	738
Total assets	$6,022	$4,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$98	$123
Accounts payable	404	265
Accrued expenses	292	1,193
Total current liabilities	794	1,581

Long-term debt, net	673	137
Operating lease liability	671	694
Total liabilities	2,138	2,412

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 5,099,512 and 1,414,671 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	5	1
Additional paid-in capital	108,119	98,433
Accumulated deficit	(104,240)	(95,867)
Total stockholders’ equity	3,884	2,567

Total liabilities and stockholders’ equity	$6,022	$4,979

SENESTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

	For the Years Ended
	December 31,
	2020	2019

Grant revenue	$24	$-
Sales	258	143
Cost of sales	281	101
Gross profit	1	42

Operating expenses:
Research and development	1,494	1,908
Selling, general and administrative	6,440	8,421
Total operating expenses	7,934	10,329

Net operating loss	(7,933)	(10,287)

Other income (expense):
Interest income	3	45
Interest expense	(28)	(42)
Other income (expense)	21	266
Total other income (expense)	(4)	269

Net loss and comprehensive loss	(7,937)	(10,018)
Warrant revaluation	-	11
Deemed dividend-warrant price protection-revaluation adjustment	436	-
Net loss attributable to common shareholders	$(8,373)	$(10,029)

Weighted average common shares outstanding - basic and fully diluted	3,006,475	1,304,045

Net loss per common share - basic and fully diluted	$(2.78)	$(7.69)

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Years Ended December 31, 2020 and 2019

(Unaudited)

(in thousands)	For the Years Ended
	December 31,
	2020	2019
Net Loss (As Reported, GAAP)	$(7,937)	$(10,018)

Non-GAAP Adjustments:
Interest and dividends	25	(3)
Stock-based compensation	645	873
(Gain) loss on sale of assets	(21)	3
Gain on litigation reserve revaluation	-	(269)
Change in reserves for uncollectable receivables	-	123
Reserve for future severance payments	-	684
Reserve for inventory obsolescence	119	-
Amortization and accretion:
Depreciation expense	288	413
Total of non-GAAP adjustments	1,056	1,824

Adjusted EBITDA Loss (Non-GAAP)	$(6,881)	$(8,194)